 As filed with the Securities and Exchange Commission on November 9, 2000
                                                      Registration No. 333-42080

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 3

                                       TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             Nations Express, Inc.
                 (Name of small business issuer in its charter)

        North Carolina                      4731                       56-2077063
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
              of
       incorporation or          Classification Code Number)       Identification No.)
         organization)

                              1328B Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9911
                         (Address and telephone number
        of principal executive offices and principal place of business)

                               ----------------

                                Allen D. Watson
                     President and Chief Executive Officer
                             Nations Express, Inc.
                              1328B Crossbeam Road
                        Charlotte, North Carolina 28217
                                 (704) 423-9564
           (Name, address and telephone number of agent for service)

                               ----------------

                                    Copy to:

           Brian T. Atkinson, Esq.                        William M. Prifti, Esq.
           Moore & Van Allen PLLC                             5 Market Square
      100 North Tryon Street, Suite 47                           Suite 109
    Charlotte, North Carolina 28202-4003               Amesbury, Massachusetts 01913
               (704) 331-1000                                  (978) 388-4942

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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                             EXPLANATORY NOTE

This Amendment No. 3 is being filed with the Securities and Exchange Commission solely for the purpose of filing Exhibit 23.1.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

   Permissible Indemnification. The North Carolina Business Corporation Act (the "NCBCA") allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

   The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(ii) in all other cases, that his or her conduct was at least not opposite to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

   Mandatory Indemnification. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

   Advance for Expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

   Court-Ordered Indemnification. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

   Parties Entitled to Indemnification. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

   Indemnification by Registrant. Registrant's bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law, and require its board of directors to take all actions necessary and appropriate to authorize such indemnification.

   Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

   SEC Position on Indemnification. Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:

   Printing fees and expenses......................................... $100,000
   Legal fees and expenses............................................  150,000
   Accounting fees and expenses.......................................  150,000
   NASD filing fee....................................................    4,155
   SEC filing fee.....................................................    9,161
   Other..............................................................   18,684
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities

   In connection with the formation of Nations Express in March 1998, the company issued 500,000, 296,000 and 200,000 shares of common stock to Allen D. Watson, John P. Manry, and Daniel H. McPherson, III, respectively (the "Founders"), in exchange for capital contributions of $0.10 per share. All three individuals were promoters (as such term is defined by Rule 1-02(s) of Regulation S-X), initial directors and executive officers of Nations Express. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   The table below provides information regarding shares of common stock issued in May 1998 to directors of Nations Express:

                                                                                Capital
              Name                      No. of Shares                         Contribution
              ----                      -------------                         ------------
      Thomas E. McChesney                  150,000                              $15,000
      Jerry N. Carr                        100,000                               10,000
      Daniel R. Dukesherer                  50,000                                5,000
      Daniel R. Dukesherer                 150,000                               Assets

   Each of the directors listed on the table above had pre-existing relationships with one or more of the Founders and were named to the board of directors in connection with their decision to invest in the company. Each was provided with or had access to financial and other information concerning Nations Express and had the opportunity to ask questions of and receive answers from the Founders concerning the company's business plan. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transaction not involving any public offering.

   In May and June 1998, the Nations Express sold 824,000 shares of common stock to 13 persons, each of whom was an accredited investor with a pre-existing personal, family or business relationships with one or more of the directors. Each investor was provided with or had access to financial and other information concerning Nations Express and had the opportunity to ask questions of and receive answers from the directors concerning the company's business plan. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   In July 1999, we issued 100,000 shares to six existing shareholders in payment of $10,000 in interest that had accrued on loans to the Company. Also in July 1999, Nations Express permitted Jerry N. Carr, a director, and his brother, William Carr, to convert notes payable to each of them in the amount of $37,500 into 33,333 shares of common stock. These transactions were not registered under the Securities Act pursuant to the exemption provided by
Section 4(2) thereof for transactions not involving any public offering.

   In May 1999 and July 1999, we sold 254,783 units, each consisting of one share of common stock and one share of convertible preferred stock, at a price of $4.50 per unit in a private offering to 57 persons. As compensation for serving as placement agent in the offering, Blackwell Donaldson & Company, a registered broker-dealer, received a sales commission in the amount of approximately $136,000 and 25,478 warrants with an approximate value of $50,000. Each warrant entitles the holder to purchase two shares of common stock for nominal consideration. The offering was limited to accredited investors with whom Blackwell Donaldson & Company or directors of Nations Express had a pre-existing relationship. Each purchaser received a private placement memorandum containing a detailed description of the company's business plan and management and financial statements compiled by an independent accounting firm. This transaction was not registered pursuant to
Section 4(6) and Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. A Form D for this transaction was filed with the Commission on July 2, 1999.

   In September 1999, we sold 33,333 and 33,334 shares of common stock, respectively, to Jerry N. Carr and his brother, William Carr, at a price of $2.25 per share. This transaction was not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

   Since its inception, Nations Express has issued options to purchase 681,500 shares of common stock (net of forfeitures) to its employees. These options were issued pursuant a written compensatory benefit plan, a copy of which was provided to each optionee. Each option was granted pursuant to a written agreement. Nations Express did not register the options granted to employees or the underlying shares in reliance upon the exemptions provided by (i) Section 3(b) of the Securities Act and Rule 701 promulgated thereunder for certain compensatory benefit plan transactions and (ii) and Section 4(2) of the Securities Act for transactions not involving any public offering.

   Since its inception, Nations Express has issued options purchase 108,000 shares of common stock (net of forfeitures) to agents operating Express Centers and independent sales agents. Each agent optionee was generally familiar with the operations of freight forwarders and had the opportunity to ask questions of and receive answers from management regarding the company and its operations. These transactions were not registered under the Securities Act pursuant to the exemption provided by Section 4(2) thereof for transactions not involving any public offering.

Item 27. Exhibits.

   An index of exhibits appears at page II-6 of this Registration Statement and is incorporated herein by reference.

Item 28. Undertakings.

   (A) The undersigned Registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

   (B) To provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   (D) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Nations Express under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

   (E) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on November 9, 2000.

                                          Nations Express, Inc.

                                                 /s/ William R. Frazier
                                          By: _________________________________
                                                     William R. Frazier
                                                Executive Vice President and
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacity and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----

              *                        President, Chief Executive  November 9, 2000
______________________________________  Officer and Director
           Allen D. Watson              (principal executive
                                        officer)

              *                        Executive Vice President,   November 9, 2000
______________________________________  Chief Financial Officer
          William R. Frazier            (principal financial and
                                        accounting officer) and
                                        Corporate Secretary and
                                        Director

              *                        Chairman of Board of        November 9, 2000
______________________________________  Directors
            John P. Manry

              *                        Vice President              November 9, 2000
______________________________________  Western Region and
         Daniel R. Dukesherer           Director

              *                        Director                    November 9, 2000
______________________________________
            Jerry N. Carr

                 Name                            Title                   Date
                 ----                            -----                   ----

              *                        Vice President of           November 9, 2000
______________________________________  Operations and Director
       Daniel H. McPherson, III
              *                        Director                    November 9, 2000
______________________________________
         Thomas E. McChesney

*By:  /s/   William R. Frazier
        William R. Frazier
      (Attorney-in-fact for
       each of the persons
            indicated)

                                 EXHIBIT INDEX

 Exhibit
   No.                              Description
 -------                            -----------
  1.1    Form of Agreement among Underwriters*

  1.2    Form of Underwriting Agreement*

  1.3    Form of Selected Dealers Agreement*

  1.4    Form of Underwriters' Warrant Agreement*

  1.5    Form of Consulting Agreement*

  3.1    Articles of Incorporation of Nations Express, Inc.*

  3.1a Articles of Amendment of Nations Express, Inc. amending Articles of Incorporation*

  3.2    Form of Amended and Restated Bylaws of Nations Express*

  4.1    Form of Stock Certificate*

  4.1a   Form of Unit Certificate*

  4.2    Form of Placement Agent Warrant*

  4.3    Form of Warrant Certificate*

  4.4    Form of Shareholder Lock-Up Agreement*

  4.5    Form of Shareholder Lock-Up Agreement for NASD members*

  4.6    Form of Management and 5% Shareholder Lock-Up Agreement*

  4.7    Form of Unit, Common Stock and Warrant Agreement*

  5.1    Form of Opinion of Moore & Van Allen PLLC*

 10.1    1998 Incentive Stock Option Plan*

 10.2    1999 Stock Option Plan*

 10.3    Nations Express, Inc. Omnibus Stock Plan*

 10.4    Employment Agreement by and between Nations Express, Inc. and
         Allen D. Watson*

 10.5    Employment Agreement by and between Nations Express, Inc. and
         William R. Frazier*

 10.6    Employment Agreement by and between Nations Express, Inc. and
         Daniel H. McPherson, III*

 10.7    Employment Agreement by and between Nations Express, Inc. and
         Daniel Dukesherer*

 10.8    Form of Express Center Agency Agreement*

 10.9    Form of Commissioned Sales Contractor Agreement*

 10.10   Form of Motor Vehicle and Hauling Agreement*

 23.1    Consent of Arthur Andersen LLP

         Powers of Attorney (included on signature page of Registration
 24.1    Statement)*


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    * Filed previously.